EXHIBIT 4.13

                                                                  WSP&R
                                                                  DRAFT
                                                                  11/22/96



               [FORM OF EXECUTIVE COMMITTEE RESOLUTIONS APPROVING
               ISSUANCE AND SALE OF SUBORDINATED DEBT SECURITIES]



                  RESOLVED, that the transaction negotiated with the Underwriters represented by Lehman Brothers Inc. for the purchase from Union Electric Company (the "Company") of $___,000,000 principal amount of the Company's Debentures to be issued pursuant to an Indenture (For Unsecured Subordinated Debt Securities) dated as of December __, 1996 (the "Subordinated Indenture") from the Company to Boatmen's Trust Company, as trustee (the "Subordinated Indenture Trustee"), which transaction provides for an interest rate to be borne by the securities of ___% and a price to be paid to the Company for the Debentures of at least $______________ is hereby approved and accepted; and that the execution and delivery of the Underwriting Agreement dated December ___, 1996 by the officers of the Company be and hereby is approved, ratified and confirmed, and such officers be and hereby are authorized to take all such further actions as they may deem necessary or desirable in order to carry into effect the terms and provisions of such Underwriting Agreement.

                  RESOLVED, that:

                  (i) the securities to be issued under the Subordinated Indenture shall be designated "___% Subordinated Capital Income Securities (Series A Subordinated Deferrable Interest Debentures)" (the "SKIS"); all capitalized terms used in these resolutions and not defined herein shall have the meaning set forth in the Subordinated Indenture;

                  (ii) the SKIS shall be limited in aggregate principal amount to $___,000,000 at any time Outstanding;

                  (iii) the SKIS shall mature and the principal thereof shall be due and payable on December 15, 2045, together with all accrued and unpaid interest thereon to, but not including, such date;

                  (iv) the SKIS shall bear interest from the date of original issuance (which is anticipated to be December __, 1996) at the rate of ___% per annum payable semi-annually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date") commencing [June 15, 1997]. The amount of interest payable for any such period will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the SKIS will accrue from the date of original issuance but if interest has been paid on such SKIS, then from the most recent Interest Payment Date through which interest has been paid. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding date which is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date;

                  (v) each installment of interest on the SKIS shall be payable to the Person in whose name such SKIS are registered at the close of business on the Business Day next preceding the corresponding Interest Payment Date (the "Regular Record Date") for the SKIS. Any installment of interest on the SKIS not punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date, and may be paid to the person in whose name the SKIS is registered at the close of business on a Special Record Date to be fixed by the Subordinated Indenture Trustee for the payment of such defaulted interest, notice whereof shall be given to the Holders of the SKIS not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the SKIS may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Subordinated Indenture;

                  (vi) the principal and each installment of interest on the SKIS shall be payable at the office or agency of the Company in St. Louis, Missouri. For so long as the SKIS are registered in the name of The Depository Trust Company ("DTC") or its nominee, the principal and the interest due on the SKIS will be payable by the Company or its agent to DTC for payment to its participants for subsequent disbursement to beneficial owners. The Company will initially be the Paying Agent and the Registrar for the SKIS;

                  (vii) the SKIS will not be redeemable prior to December __, 2006; thereafter, the SKIS will be redeemable at the option of the Company, in whole or in part, at any time on or after December __, 2006 at the following redemption prices (in each case expressed in percentages of principal amount):

If Redeemed During 12 Month Period                            Redemption
     Beginning December   ,                                      Price

        2006...........................                           %

        2007...........................

        2008...........................

        2009...........................

        2010...........................

        2011...........................

        2012...........................

        2013...........................

        2014...........................

        2015...........................

   2016 and thereafter...................                           100%


                  in each case, upon not less than 30 nor more than 60 days' notice, together with accrued interest to, but not including, the date fixed for redemption;

                  (viii) so long as any SKIS are Outstanding, the failure of the Company to pay interest on any SKIS within 60 days after the same becomes due and payable (whether or not payment is prohibited by the provisions of Article Fifteen of the Subordinated Indenture) shall constitute an Event of Default; provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of the Subordinated Indenture and paragraph (x) of these Board Resolutions shall not constitute a failure to pay interest for this purpose;

                  (ix) pursuant to Section 312 of the Subordinated Indenture, the Company shall have the right, at any time and from time to time during the term of the SKIS, to extend the interest payment period to a period not exceeding 10 consecutive semi-annual periods (an "Extended Interest Payment Period"), and at the end of such Extended Interest Payment Period, the Company shall pay all interest accrued and unpaid (together with interest thereon at the same rate as specified for the SKIS to the extent permitted by applicable law) through the last day of such Extended Interest Payment Period provided that if any principal amount of the SKIS is paid on such day, then not including interest for such day with respect to such amount; provided, however, that during such Extended Interest Payment Period, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extended Interest Payment

                  Period, the Company may further extend the interest payment period, provided that such Extended Interest Payment Period together with all such previous and further extensions thereof may not exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the SKIS. Upon the termination of any Extended Interest Payment Period and the payment of all amounts then due, the Company may select a new Extended Interest Payment Period, subject to the above requirements. No interest during an Extended Interest Payment Period, except at the end thereof, shall be due and payable;

                  (x) the Company shall give the Holders of the SKIS and the Subordinated Indenture Trustee written notice of its selection of such Extended Interest Payment Period ten (10) Business Days prior to the earlier of (i) the next succeeding Interest Payment Date and (ii) the date the Company is required to give notice to Holders of the SKIS (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date. The semi-annual period in which any notice is given pursuant to this paragraph shall constitute one of the 10 semi-annual periods which comprise the maximum Extended Interest Payment Period;

                  (xi) the SKIS will be originally issued in global form payable to Cede & Co., and will, unless and until the SKIS are exchanged in whole or in part for certificated SKIS registered in the names of the various beneficial holders thereof, contain restrictions on transfer, substantially as described in the form of SKIS; and

                  (xii) the SKIS shall have such other terms and provisions as are provided in the form of subordinated debt security set forth in Exhibit B hereto, and shall be issued in such form.

                  RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to establish additional terms of the SKIS in accordance with the Subordinated Indenture and to execute and deliver an Officer's Certificate to the Subordinated Indenture Trustee containing such additional terms.

                  RESOLVED, that the preparation and filing of the Post-Effective Amendment No. 1 to Registration Statement No. 33-66116, including a Prospectus Supplement dated December ___, 1996, with the Securities and Exchange Commission, under the Securities Act of 1933, and the distribution thereof, in connection with the issue and sale of $_____ million principal amount of ___% Subordinated Capital Income Securities (Series A Subordinated Deferrable Interest Debentures), be and hereby is approved, ratified and confirmed.

                  RESOLVED, that the officers of the Company are authorized and directed to execute and deliver any and all documents and instruments and to take any and all actions and to do any and all things they and each of them may deem necessary or advisable in order to carry out the intent and purposes of the foregoing resolutions.